As filed with the Securities and Exchange Commission on May 22, 1997

                                                Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                           GREENMAN TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                         1-13776              71-0724248
 (State or other jurisdiction            (Commission            (IRS Employer
       of incorporation)                  File Number)        Identification
                                                                   Number)

                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (617) 224-2411
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Maurice E. Needham
                             Chief Executive Officer
                           GreenMan Technologies, Inc.
                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (617) 224-2411
              (Name, address, including zip code, telephone number,
                   including area code, of agent for service)


                                    Copy to:
                             John A. Piccione, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                              ---------------------

         Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following
box.    |_|
                             -----------------------

                         CALCULATION OF REGISTRATION FEE
                                                                                                Proposed               Amount of
  Title of Each Class of Securities to            Amount to                                      Maximum             Registration
              be Registered                     be Registered          Price to Public       Offering Price             Fee(3)
--------------------------------------          -------------          ---------------       --------------          ------------

Common Stock, par value $.01 per                  2,577,890                 $ .92              $2,371,658.80            $718.68
share(1)(2)

(1)  The Common Stock being registered consists of (i) up to 2,123,051 shares issuable upon conversion of the Company's  Convertible
     Notes due October 1998 (the "Notes");  (ii) 300,000 shares underlying common stock purchase warrants (the "Investor  Warrants")
     issued to the  purchasers of the Notes in connection  with the sale of the Notes;  and (iii) 154,839 shares  underlying  common stock purchase  warrants issued to the placement agent in connection with the sale of the Notes and Investor  Warrants,  all as described in the "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION" sections of the Prospectus.

(2)  Pursuant to Rule 416, there are also registered hereby such additional  indeterminate  number of shares of such Common Stock as may become issuable in accordance with the terms of the Notes and Warrants referred to above.

(3)  The registration  fee is calculated  pursuant to Rule 457(c) of the Securities Act of 1933 by taking the average of the closing bid and asked prices of the  registrant's  Common  Stock,  $.01 par value per share,  on May 20, 1997 as reported on the NASDAQ
     SmallCap Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                      (ii)

                              Subject to Completion
                    Preliminary Prospectus dated May 22, 1997
PROSPECTUS

                           GreenMan Technologies, Inc.
                        2,577,890 Shares of Common Stock

         This Prospectus relates to 2,577,890 shares of Common Stock, $.01 par value per share ("Common Stock" or the "Shares"), of GreenMan Technologies, Inc. (the "Company", the "Registrant" or "GreenMan") consisting of (i) up to 2,123,051 Shares issuable upon conversion of the Company's Convertible Notes due October 1998 (the "Notes"); (ii) 300,000 Shares issuable by the Company upon exercise of common stock purchase warrants (the "Investor Warrants") issued to the purchasers of the Notes in connection with the sale of the Notes; and (iii) 154,839 Shares issuable by the Company upon exercise of common stock purchase warrants issued to the placement agent (the "Broker Warrants" and, together with the Investor Warrants, the "Warrants") in connection with the sale of the Notes and the Investor Warrants. There are also registered hereby a currently indeterminate number of shares of Common Stock that may become issuable in accordance with the terms of the Notes and the Warrants. Each Warrant is exercisable for one share of Common Stock. A total of 150,000 Warrants are exercisable at a price of $1.0625 per Warrant, a total of 60,000 Warrants are exercisable at $1.00 per Warrant and a total of 244,839 Warrants are exercisable at a price of $.96875 per Warrant. To the extent that the Warrants are exercised, the Company will receive proceeds equal to the exercise price of the Warrants.

         All Shares to be registered hereby are to be offered by the selling stockholders listed herein (the "Selling Stockholders"), and the Company will receive no proceeds from the resale by the Selling Stockholders of Shares issuable upon conversion of the Notes or exercise of the Warrants. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act"), or to contribute to payments which such Selling Stockholders may be required to make in respect thereof.

         The Company's Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and traded on the NASDAQ SmallCap Market under the symbol "GMTI" and on the Boston Stock Exchange under the symbol "GMY". The last reported bid price of the Common Stock on the NASDAQ SmallCap Market on May 20, 1997 was $.84375.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
                MISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
           DEGREE OF RISK. SEE "RISK FACTORS" AT PAGES 5 THROUGH 13.
                             ----------------------

         It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders on the sale of the Common Stock registered hereby. The Company will pay the other expenses of this offering. See "PLAN OF DISTRIBUTION". The offer of 2,577,890 shares of Common Stock by the Selling Stockholders as described in this Prospectus is referred to as the "Offering".
                             ----------------------

                  The date of this Prospectus is ______, 1997.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically by means of the Commission's home page at http://www.sec.gov. This prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Act omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the Exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996; (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended August 31, 1996, November 30, 1996 and February 28, 1997; (iii) the Company's Current Report on Form 8-K dated May 5, 1997 and (iv) the description of the Company's Common Stock contained in the Registration Statement on Form SB-2 File No. 33-86138 filed with the Commission on November 9, 1994, as amended. All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940, Attention: Charles Coppa, telephone (617) 224-2411.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.


THE COMPANY..............................   GreenMan Technologies, Inc. was formed primarily to develop, manufacture and sell "environmentally friendly" plastic and thermoplastic rubber parts and products that are manufactured using recycled materials and/or are themselves partially or wholly recyclable.  The Company has two business segments, a molding operation located in Malvern, Arkansas and a recycling operation, located in Jackson, Georgia.  The Company also owns all of the outstanding common stock of DuraWear Corporation
                                            "DuraWear"), an Alabama corporation located in Birmingham,
                                            Alabama, which  manufactures, installs and markets high quality ceramic, polymer composite, and alloy steel materials utilized in such industries as paper and pulp, mining, coal handling and grain storage and transportation.  On April 18, 1997, the Company announced the signing of a letter of intent with Browning Ferris
                                            Industries, Inc. ("BFI") to purchase all of the issued and outstanding stock of BFI's tire recycling subsidiaries in Jackson,
                                            Georgia and Savage, Minnesota and certain tire processing related assets at BFI's Azusa, California facility.  See "MATERIAL
                                            DEVELOPMENTS."

RISK FACTORS.............................   The Offering involves substantial risk.  See "RISK FACTORS".

SECURITIES OFFERED.......................   2,577,890 shares of Common Stock, $.01 par value per share.

OFFERING PRICE...........................   All or part of the Shares offered hereby may be sold from time to time in amounts and on terms to be determined by the Selling
                                            Stockholders at the time of sale.

USE OF PROCEEDS..........................   The Company will receive no part of the proceeds from the sale of the shares registered pursuant to this Registration Statement other than the exercise price of the Warrants.

NASDAQ TRADING SYMBOL....................   GMTI

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. The following factors, in addition to those discussed elsewhere in the Prospectus, should be considered carefully in evaluating the Company and its business.

Limited Operating History

         Since its inception in 1992, the Company's primary activities have been raising capital, establishing its injection molding and assembly operations and developing its proprietary "GEM" (GreenMan Environmental Materials) Stock materials and tire recycling activities. The Company's success is dependent upon the successful development and marketing of its current and future products and increasing revenue. The probability of such success is highly dependent upon the Company increasing its customer base and volume of injection molding and assembly operations, its ability to market successfully its proposed GreenMan consumer products, as well as the commencement of operations for the recovery of crumb rubber from tires, among other things. The likelihood of the Company's overall success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a new business and the development of new technologies. These include, but are not limited to, manufacturing on a high-capacity, multi-shift basis, competition, technological obsolescence, development of new products by competitors, the need to develop market expertise, setbacks in product development, market acceptance, sales and marketing and government regulation.

Continuing Operating Losses; Explanatory Paragraph in Independent Auditors' Report on GreenMan's Financial Statements Regarding the Company's Ability to Continue as a Going Concern

         The Company has not been profitable since its inception. For the fiscal years ended May 31, 1994, 1995 and 1996, the Company incurred net losses of $660,105, $1,092,006 and $1,578,321, respectively. For the nine months ended February 28, 1997, the Company reported a net loss of $3,498,550, a working capital deficit of $4,413,630 and an accumulated deficit of $7,197,004. The
Company  expects to continue to incur  losses for the  foreseeable  future,  and there can be no assurance that the Company will achieve or maintain profitability or that any revenue growth can be sustained in the future.

        The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements for the year ended May 31, 1996 to the effect that the Company's ability to continue as a going concern is contingent upon its ability to secure financing and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by its entrance into established markets and the competitive environment in which the Company operates.

Uncertainty of Success of Proposed Crumb Rubber Facility

         The Company allocated approximately $1,000,000 from the proceeds of its initial public offering in September 1995 for the construction of a crumb rubber recycling facility. As of February 28, 1997, the construction was complete and approximately $900,000 of the total estimated construction costs of $1,000,000 had been expended. The Company's recycling operation, which has not yet begun generating significant revenue, is operating under limited conditions as the Company has made a decision to upgrade its Jackson, Georgia crumb rubber production facility to produce a higher-grade product. As a result, the Company will redeploy its current equipment in a yet-to-be-announced joint venture. During this refacilitation, the Company is required to sell lower value-added Tire Derived Fuel ("TDF") as a way to fulfill its obligation to BFI Tire Recyclers of Georgia, Inc., a wholly owned subsidiary of Browning-Ferris Industries ("BFI"), as described herein. The Company is obligated to "take or pay" for 605 tons of TDF chips per month starting in August 1996 from BFI pursuant to a December 1995 agreement. BFI has acknowledged the delay in production and has agreed to reduce the Company's obligation by fifty percent (50%) through May 1997. This obligation will be eliminated if the Company is successful in completing the proposed acquisition of certain BFI tire recycling operations. See "MATERIAL DEVELOPMENTS". In addition, there can be no assurance that crumb rubber will ever be produced in commercial quantities at a price that will be competitive with, or at a level of quality that will be comparable or superior to, crumb rubber currently available on the market, or that any significant revenues or profits will be generated by sales of crumb rubber.

Limited Experience in Producing GEM Stock; Uncertainty of Market Acceptance

         The Company has developed, and is currently marketing on a limited basis, a proprietary thermoplastic rubber material, called GEM Stock, using recovered crumb rubber in combination with recycled plastic waste and virgin plastic. In April 1996, GreenMan signed a license agreement with an unaffiliated third party for the exclusive worldwide right and license to use the company's proprietary additive technology for co-mingling (mixing and blending) dissimilar plastics and rubber. This license agreement provides GreenMan with the ability to incorporate significantly more types of low cost recycled plastic and rubber into the production of GEM Stock. As currently manufactured, products made using GEM Stock have properties that are comparable to those products made using virgin rubber or plastic at a significant cost savings to the Company. The Company believes that GEM Stock is suitable as a raw material for use in the manufacture of many of the types of commercial parts and products currently manufactured by its molding operation. To date, revenues from products made using GEM Stock have accounted for less than 10% of the Company's revenues, and, as a result, there can be no assurance that the Company will be able to manufacture GEM Stock in quantities necessary to achieve significant revenues and profits. The Company may encounter difficulties in increasing production or in hiring and training additional personnel to produce and sell its GEM Stock material in commercial quantities in a timely manner, which could have a materially adverse effect on the Company's business, financial condition and results of operations.

         In addition, the costs of producing crumb rubber for the GEM Stock material may be more than anticipated by the Company, in which event the expense of producing GEM Stock material may result in its not being a cost-effective alternative to other raw materials even if its environmental advantages, if any, can be demonstrated, of which there can be no assurance.

         No independent market surveys or reports have been obtained regarding the markets for the Company's GEM Stock material or for products using GEM Stock, nor are any such reports planned by the Company. Management believes that the Company's internal needs for GEM Stock will be addressed first, thereby allowing the Company to become its own customer for raw materials for use in the manufacture of its GreenMan products. Accordingly, there can be no assurance that there will be commercial acceptance of GEM Stock or products manufactured using GEM Stock or that significant revenues can be generated therefrom.


Uncertainty of Market Acceptance of Proposed GreenMan Consumer Products

         In May 1997, the Company commenced production and sale of the first of its proposed GreenMan consumer products, a GEM Stock trash container. The Company also intends to use GEM Stock as the primary raw material in the manufacture of the Company's proposed line of environmentally friendly, or

"green" consumer products, such as recycling totes, playground and recreational furniture, landscape timbers, corral and picket fencing, storage bins, and home-use composters. These products are intended to be made using the broad spectrum of crumb rubber mesh (or particle) sizes to be produced at the Jackson, Georgia facility. The Company is evaluating the economic and manufacturing feasibility of several of these proposed products and has conducted preliminary discussions with possible distributors of such products. There can be no assurance that such discussions will result in orders for the products, consumer acceptance of the products or significant revenues for the Company. There also can be no assurance that the Company will be able to manufacture and market its proposed GreenMan consumer products, and if successfully commercialized, that the Company will ever receive significant revenues from sales of its proposed consumer products, or that any sales therefrom will be profitable. Results of operations will depend on numerous factors, including regulatory actions, competition and market acceptance of the Company's proposed consumer products. The potential profitability of the Company's consumer product operations will also depend upon the costs associated with producing crumb rubber, as well as the costs of complying with any applicable environmental regulations, over which the Company may have little or no control.


Need for Additional Financing to Finance Expansion Plans; Restrictions on Future Equity Financing

         Based on the Company's operating plans, management believes that the available working capital together with revenues from operations, the sale of common stock and the purchase of equipment through lease financing arrangements, will be sufficient to meet the Company's cash requirements through the first quarter of the fiscal year ending May 31, 1998. The Company expects that additional financing will be required after this time in order to fund continued growth. Management has identified and is currently evaluating several additional financing alternatives and is diligently working to determine the feasibility of each alternative. If the Company is unable to obtain additional financing, its ability to maintain its current level of operations could be materially and adversely affected and the Company may be required to adjust its operating plans accordingly.

         In April 1997, the Company completed a $1,500,000 offering of convertible notes due October 1998 (the "Notes") and warrants to purchase 300,000 shares of Common Stock (the "April Offering"). The Notes are convertible into shares of Common Stock at a conversion price equal to 70% of the average of the closing bid prices on the five trading days immediately prior to the conversion of the Notes, provided however, that the conversion price per share shall be no greater than 70% of the average of the closing bid prices of the Common Stock on the five trading days immediately prior to the date of issuance of the Notes. The net proceeds from the April Offering were approximately $1,280,000 after deducting commissions and expenses of approximately $220,000. The net proceeds will be used to pay a $650,000 deposit to BFI in connection with the proposed acquisition of certain BFI tire recycling operations (See "MATERIAL DEVELOPMENTS"), for debt repayment and general working capital purposes.

         Pursuant to its Underwriting Agreement with the underwriter of its initial public offering completed in October 1995, the Company may not, until October 1997, issue any Common Stock or Preferred Stock or any warrants, options or other rights to purchase Common Stock or Preferred Stock without the consent of the underwriter. The Company currently has no commitments for any such financing, and there can be no assurance that financing will be available when needed or on terms acceptable to the Company or that the underwriter will consent to the terms of any proposed financing. In the event that the Company is unable to obtain financing when needed, it would be forced to restrict its development activities to a significant extent or discontinue some or all of its operations.

Uncertainty of Success of Pending Acquisition of Certain Operations from Browning Ferris Industries, Inc.

         On April 18, 1997, the Company announced the signing of a letter of intent with Browning Ferris Industries, Inc. ("BFI") to purchase all of the issued and outstanding stock of BFI's tire recycling subsidiaries in Jackson, Georgia and Savage, Minnesota and certain tire processing related assets at BFI's Azusa, California facility (the "Acquisition") (See "MATERIAL DEVELOPMENTS"). GreenMan was also granted an exclusive option to purchase BFI's Ford Heights, Illinois tire recycling assets and contract rights. Upon the closing of the Acquisition, the Company will pay BFI the sum of $4,850,000 in cash plus an amount equal to the accounts receivable and inventory as shown on the balance sheets of the operations. The closing is expected to occur in June 1997.

         As of the date of this Prospectus, a definitive purchase and sale agreement (the "Purchase and Sale Agreement") has not been executed by the Company or BFI. Upon the signing of the Purchase and Sale Agreement, the Company is required to pay BFI an additional deposit of $550,000 against the purchase price. Although the Company currently has sufficient available cash to enter into the Purchase and Sale Agreement, the Company does not have sufficient cash to make the payment to BFI at the Closing. The Company is currently pursuing discussions with various potential funding sources to provide the cash required. There can be no assurance that the Company will be successful in raising the financing required to close the acquisition or that such financing will be on terms acceptable to the Company. In the event that the Company is not successful in securing the financing on or before June 21, 1997, BFI could elect not to proceed with the proposed acquisition and Company would lose all payments made to BFI.

         Assuming that the proposed acquisition is closed, there can be no assurance that the anticipated benefits from the acquisition will be realized. The integration of the three operations will require substantial attention from management and there can be no assurance that management will be successful in supervising and coordinating the activities of the additional locations. There can be no assurance that the proposed acquisition will not have a material adverse effect on the Company's business and results of operations. In addition, the acquired operations may not achieve the revenue or profitability levels experienced by the operations under BFI's ownership.

Dependence on Joint Ventures; Lack of Control Over Possible Joint Ventures

         The Company's ability to develop, manufacture and market its proposed line of environmentally friendly, or "green" consumer products as well as manufacture GEM Stock on a cost effective basis, will be constrained by the Company's limited financial and human resources. In order to increase its potential ability to develop a broader range of products in a shorter period of time than might otherwise be possible, the Company will seek to enter into joint ventures or other strategic alliances with entities that have financial, technical, marketing or other complementary resources. The inability of the Company to enter into such arrangements could significantly impede the development of products by the Company. Even if the Company enters into joint venture agreements, the Company will not be in a position to control such joint ventures since it is likely that joint venture partners will have greater financial, technical or marketing resources. In addition, in the event of disagreement between the Company and possible joint venture partners, the Company's development and marketing plans could be seriously delayed or terminated since the Company would likely not be in a position to alter or terminate a joint venture agreement or to buy out its joint venture partners. There can be no assurance that appropriate co-venturers or others can be found, that the Company will be able to enter into such arrangements on acceptable terms, or that such arrangements will result in the more rapid or successful development, manufacture or sale of products.

Dependence upon Major Customers

         In the fiscal year ended May 31, 1996, two customers accounted for approximately 38% and 14%, respectively, of the Company's consolidated net sales. The Company does not have long-term contracts pursuant to which any customer is required to purchase any minimum amount of products. There can be no assurance that the Company will continue to receive orders of the same magnitude from existing customers or that it will be able to market its current or proposed products to new customers. The loss of any major customer by the Company would have a materially adverse effect on the business of the Company as a whole.

The Company's Dependence upon Suppliers of Raw Materials

         Generally, raw materials required for the Company's molding operation are purchased directly from suppliers on a purchase order basis rather than a contract basis. There can be no assurance that, absent contracts with firm price and delivery terms, that suppliers will not increase their prices, change their credit terms or impose other conditions of sale that may be unfavorable to the Company. While the Company does not believe that it would experience any significant difficulty in obtaining materials from alternative sources on comparable terms, there can be no assurance that such supplies could be obtained on price and delivery terms favorable to the Company. Until such time, if ever, that the Company begins to produce GEM Stock in sufficient quantities for its own use on a cost effective basis, it is, and will be, required to purchase crumb rubber and recycled and virgin plastic from third parties in order to produce its proposed GreenMan consumer products. Management believes that there are currently a limited number of suppliers of high-quality crumb rubber that is free of fiber and metal. In addition, when and if the Company commences production of GEM Stock in commercial quantities, it will primarily require used tires as raw materials.

         The  Company  believes  that  the  overall  supply  of  tires  will  be sufficient to meet the Company's requirements for crumb rubber in the foreseeable future based on the Company's agreement with BFI whereby BFI will supply the Company's Recycling operation with a minimum of 3.5 million tires per year, initially for 5 years with the ability to extend the agreement for another 15 years. The Company has reason to believe that through its nationwide operations, BFI has access to more than 40 million additional tires per year for processing. If the acquisition of certain BFI tire recycling operations is completed, of which there can be no assurance, GreenMan will gain immediate access to over 12 million tires. If GreenMan exercises its option to purchase BFI's Ford Heights, Illinois tire recycling operations, GreenMan would gain access to an additional 8 million tires. According to Scrap Tire News, nearly 250 million passenger automobile tires are currently discarded annually in the U.S., and of that total approximately 1% are used for asphalt pavement, 11% are burned to provide energy, approximately 2% are processed for retreading, and the remaining tires are landfilled, adding more than 200 million tires annually to the estimated 3 billion tires already stockpiled in landfills.

         DuraWear obtains its primary raw materials, consisting of alumina and nickel oxides from a number of sources on a purchase order rather than a contract basis. Therefore, the price and other terms upon which such materials are obtained are also subject to change over which DuraWear has no control. Management believes that competitive alternate sources of such raw materials are available, but there can be no assurance that this would be the case at a time when such sources might be needed by the Company.

DuraWear's Dependence upon Third-Party Manufacturers

         DuraWear manufactures its ceramic products at the facility it owns in Birmingham, Alabama. DuraWear's polymer composites and other products are manufactured by third parties on a contract basis. DuraWear's polymer composite products are currently produced by only one supplier to DuraWear's specifications under a confidentiality agreement, and the number of alternative suppliers is limited. Management has identified several alternative suppliers for DuraWear's polymer composite products in the event that there are any adverse changes in its existing relationships. With the exception of its polymer composites, the Company believes that there are multiple manufacturing sources available for DuraWear's other products. While DuraWear has longstanding relationships with its current suppliers, such facilities are not controlled by DuraWear, and they could sever their relationships with DuraWear at any time. In such event, particularly as regards the products for which there are now limited suppliers, it could be difficult for DuraWear to find other suppliers that could manufacture DuraWear's products to the specifications required by DuraWear on acceptable terms, if at all.

Significant Competition

         The injection molding contract manufacturing industry is highly competitive and characterized by severe price-cutting by small regional contractors. While the Company believes that its facility, modern equipment and advanced quality control are attractive features to potential customers, there can be no assurance that the Company can capture adequate competitive contracts to achieve or sustain profitability, either at its present location or at any satellite location it seeks to establish.

         In seeking to introduce and market its proposed GreenMan consumer products, the Company will be competing with many established manufacturers of similar products. Most of these competitors have substantially greater financial and marketing resources and significantly greater name recognition among both retailers and consumers than the Company. A number of companies with products made from recycled tires have already entered the market. For example, OMNI Rubber Products manufactures solid-rubber, non-steel reinforced railroad crossings from recycled crumb rubber and R.A.S. Recycling, Inc., together with Royal Rubber Manufacturing, are developing playground and recreational surfacing mats made of recycled tire rubber. In addition, several companies manufacture products similar to the Company's proposed GreenMan line of products, such as industrial floor mats, playground furniture, and landscape timbers. There can be no assurance that the Company will be able to compete successfully in the consumer market.

         If the Company is successful in manufacturing and selling its GEM Stock, of which there can be no assurance, the Company will compete with other producers and suppliers of traditional plastic and thermoplastic rubber products, including recycled and virgin products. The Company's success in marketing its products will depend on its ability to convince potential buyers that its products are of comparable or superior quality to alternative products and that they are also comparable in cost to competing products. There can be no assurance that the Company will be able to compete effectively with established producers, many of which have substantially greater financial and manufacturing resources than those of the Company.

         DuraWear has several competitors for its products, most of whom have greater financial and marketing resources than DuraWear. In the ceramics market, competitors include Coors Ceramics Co., Champion and Packo International Ceramics, Inc. and in the polymer composite market include Solidur Plastics, DuPont and BP America. DuraWear competes on the basis of the longer-lasting wear resistance performance of its products as compared to products offered by competitors. Management believes that DuraWear products offer customers significant cost advantages, notwithstanding DuraWear's products' higher prices.

Government and Environmental Regulation

         The Company's tire recycling and manufacturing activities are subject to extensive and rigorous government regulation designed to protect the environment. Management does not expect that the Company's activities will result in the emission of air pollutants, the disposal of combustion residues, or the storage of hazardous substances (as is the case with other tire recycling processes such as pyrolysis). The establishment and operation of plants for tire recycling are subject to obtaining numerous permits and complying with environmental and other government regulations, both in the U.S. and most foreign countries. The process of obtaining required regulatory approvals can be lengthy and expensive. Moreover, regulatory approvals, if granted, may include significant limitations on the Company's operations. The EPA and comparable state and local regulatory agencies actively enforce environmental regulations and conduct periodic inspections to determine compliance with government regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizure or recall of products, operating restrictions, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance, or prevent the Company from obtaining, or affect the timing of, regulatory approvals.

         The effect of government regulation may be to delay for a considerable period of time or to prevent the Company from developing its business as planned and/or impose costly requirements on the Company, the result of which may be to furnish an advantage to its competitors or to make the Company's business less profitable, or unprofitable, to operate.

Technological Changes

         The Company has limited resources to devote to research and development of new products, and as a result, technological advances by any present or potential competitors could render obsolete both present and future products of the Company. Although the Company is not currently aware of any technological changes which have rendered the Company's products obsolete, there can be no assurance that in the future the Company's technology will not be rendered obsolete as a result of technological developments. Many companies with substantially greater resources than the Company are engaged in the development of products and processes using recycled tires.

Limited Protection of Proprietary Information

         None of the equipment or machinery that the Company currently uses or intends to use in its current or proposed manufacturing activities are proprietary. Any competitor can acquire equivalent equipment and machinery on the open market. The Company believes that it has developed specialized know-how in the blending of plastics and rubber for use in its molding machines and that its processes are proprietary. The Company has acquired exclusive world-wide rights to a proprietary additive technology which will enable the Company to blend a broader range of virgin and recycled plastics together, and/or combine such plastics with crumb rubber from recycled tires. The Company also believes that many of the formulae and processes used in manufacturing DuraWear's products are proprietary, and DuraWear has executed confidentiality agreements with the appropriate employees and subcontractors. However, there can be no assurance that competitors will not develop processes or products of comparable efficiency and quality. DuraWear does not have any patents and does not believe any of its products are patentable. Moreover, there can be no assurance that any patents that may be granted in the future will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it could be very costly for the Company to enforce its rights in an infringement action, and such action would divert funds and resources otherwise used in the Company's operations. Consequently, there can be no assurance that the Company would elect to prosecute potential patent infringement claims it might have. Furthermore, there can be no assurance that the Company's proposed products will not infringe any patents or rights of others.

         The Company has used the name "GreenMan" and other trade names in interstate commerce and asserts a common law right in and to such names. A trademark search has been conducted for the name "GreenMan" which found that there are no significantly similar names currently being used in the Company's current and intended industries. The Company intends to file an application with the U.S. Department of Commerce, Patent and Trademark Office to register its name and establish trademark rights. There can be no assurance, however, that such a trademark application will be approved. Although the Company has been using the GreenMan name for its custom molding services and has not yet begun significant marketing for its consumer products, the inability of the Company to continue to use the name in connection with such services as well as in connection with the proposed GreenMan consumer products could have an adverse effect on the Company's efforts to establish name recognition for its products in the commercial and consumer marketplace.

         DuraWear has registered trademarks for a number of products, including CeraDur and Xylethon and has used the name "ExcelloSlide" and other trade names in interstate commerce and asserts a common law right in and to such names. There can be no assurance, however, that such right would sufficiently protect the Company's right to use such names or that, if and when the Company files trademark applications for such names, that such applications would be approved.

Current Lack of, and Possible Unavailability of, Product Liability Insurance Coverage

         The Company presently maintains limited product liability insurance relating to its products, and does not intend to increase such coverage for its current products in the foreseeable future. The Company intends to seek additional coverage with respect to any consumer products it markets in the future. However, there can be no assurance that such coverage will be available at affordable rates or that the coverage limits of the Company's insurance policies, if any, will be adequate, if and when the Company markets its proposed GreenMan consumer products. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Although the Company has not experienced any product liability claims to date, a successful claim brought against the Company could have a materially adverse effect on the Company's business, financial condition and results of operations.

Dependence Upon Key Personnel

         The Company's success depends, to a significant extent, upon key members of management. The loss of services of one or more of these persons, especially the Company's Chief Executive Officer and Chairman of the Board of Directors, Maurice E. Needham, and the Company's President, James F. Barker, could have a materially adverse effect on the business of the Company. The Company has entered into three-year employment agreements with each of Messrs. Needham, Barker and Joseph E. Levangie, a director and the Company's Chief Financial Officer. The Company has purchased key-employee life insurance policies, each in the amount of $1,000,000, to insure the lives of Mr. Needham and Mr. Barker. The Company believes that its future success will also depend in part upon its ability to attract, retain and motivate qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

Volatility of Stock Price

         The market for securities of early stage, rapidly growing companies, including those of the Company, has been highly volatile. The market price of the Company's Common Stock has fluctuated between $8.63 and $.75 from October 1995 to April 1997 and was $.81 on May 15, 1997, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. Announcements of technical innovations, new commercial products, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the Company's business and the market price of the Common Stock.

Limited Trading Volume of Common Stock

         The development of a public market having the desirable characteristics of liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, there can be no assurance that a significant trading market for the securities offered hereby will develop, that quotations will be available on the NASDAQ as contemplated, or if a significant market develops, that such market will continue. Although the trading volume for the Common Stock, as reported by NASDAQ, averaged 246,344 shares per week during the period from October 1995 to March 1997 and 1,119,077 shares per week during the four-week period ended April 30, 1997, there can be no assurance that persons purchasing the securities offered hereby will be able readily to sell the securities at the time or price desired.

Adverse Consequences Associated with Reservation of Substantial Shares of Common Stock

         As of February 28, 1997, the Company had reserved 4,258,233 shares of Common Stock for issuance upon the exercise of its publicly-traded warrants, underwriter warrants and other warrants. The foregoing number of shares does not include (i) up to 1,700,000 shares of Common Stock reserved for issuance upon conversion of its 7% convertible subordinated debentures or the 1,200,000 shares of Common Stock reserved for issuance upon the exercise of the warrants issued in an offering in January 1997; (ii) up to 2,577,890 shares of Common Stock reserved for issuance upon conversion of the notes or exercise of the warrants issued in the April Offering; (iii) nor the 1,200,000 shares of Common Stock issuable upon conversion of the note issued to Palomar Medical Technologies, Inc. on December 31, 1996. In addition, the Company has reserved 1,270,700 shares for issuance to employees, officers, directors and consultants under its 1993 Stock Option Plan and its 1996 Director Stock Option Plan and 866,000 shares for issuance under other options and warrants. The price which the Company may receive for the Common Stock issuable upon exercise of such options and warrants will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such options and warrants, the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock.

         The exercise of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. In all likelihood, the Company would be able to obtain additional equity capital on terms more favorable to the Company at the time the holders of such securities choose to exercise them. In addition, should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock. Also, the Company has agreed that, under certain circumstances, it will register under Federal and state securities laws certain securities issuable in connection with warrants issued to the underwriter of the Company's initial public offering.

                                   THE COMPANY

         The Company was incorporated under the laws of the State of Arkansas on September 16, 1992 and reincorporated under the laws of the State of Delaware on June 27, 1995. The Company was formed primarily to develop, manufacture and sell "environmentally friendly" plastic and thermoplastic rubber parts and products that are manufactured using recycled materials and/or are themselves partially or wholly recyclable. On October 10, 1995, the Company acquired all of the outstanding common stock of DuraWear.

         The Company's molding operation, located in Malvern, Arkansas, provides injection molding manufacturing services to customers' specifications in the production of plastic and thermoplastic rubber parts for such products as stereo components and speakers, water filters and pumps, plumbing components and automotive accessories. The molding operation uses leased state-of-the-art injection molding equipment that is energy and labor efficient, has fast cycle times and minimizes production waste. The facility also conducts R&D testing and development of the Company's GreenMan Environmental Materials ("GEM") Stock and tests the use of these materials in the manufacture of a variety of "sample" products.

         The Company's molding operation commenced the manufacture of the Company's first consumer product, a GEM Stock trash container, in the Spring of 1997. Future proposed products, to be manufactured utilizing injection molding, will also be produced at the molding operation, which management expects to result in a gradual transition from contract/custom molding to captive molding activities.

         The Company's recycling operation, located in Jackson, Georgia, was established to develop low-cost sources of rubber and plastic waste (made from recycled plastics and crumb rubber from tires) for use in the production of the Company's GEM Stock and to develop markets for end-products to be made using the GEM Stock.

         The Company has targeted several markets with products incorporating significant amounts of recovered crumb rubber and plastic waste, including the building industry with anti-fatigue floor mats, roofing products, and timbers; the lawn and garden market with landscape timbers, and fencing; the consumer products market with trash containers, recycling totes, and storage containers; and the transportation industry with nose cones, barriers, railroad ties and railway crossing mats. Through an agreement with Browning Ferris Industries ("BFI"), the Company has a secured multi-year supply of waste tires to feed the Company's Jackson, Georgia crumb rubber processing operation.

                                 USE OF PROCEEDS

         The Company will receive no part of the proceeds from the resale by the Selling Stockholders of any Shares issuable upon conversion of the Notes or upon exercise of the Warrants. The gross proceeds to be received by the Company from exercise of all of the Warrants (assuming that all of the Warrants are exercised will be $456,563, and management intends to use such proceeds for general working capital purposes including expenditures in connection with the development, sales and marketing of future products for the Company.

                              SELLING STOCKHOLDERS

         The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of such shares included for sale in this Prospectus assuming the sale of all Shares being offered by this Prospectus. To the best of the Company's knowledge, none of the Selling Stockholders has held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years. The Selling Stockholders reserve the right to reduce the number of Shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

         The principal of the Notes is convertible, at any time commencing 60 days after the date of issuance and on or before one year from the date of issuance, into shares of Common Stock at a conversion price per share equal to seventy percent (70%) of the average of the closing bid prices of the Common Stock as reported by NASDAQ on the five trading days immediately preceding the date on which such Note is converted into Common Stock, provided however, that the conversion price per share shall be no greater than seventy (70%) of the average of the closing bid prices of Common Stock as reported by NASDAQ on the five trading days immediately preceding the date of issuance of the Notes. Upon conversion of the Notes, the Holder will also receive 400 shares of Common Stock for each $10,000 of principal converted in payment of any and all interest on the Note.

         For purposes of the following table, the Company has assumed that all of the principal of the Notes has been converted to Common Stock at a conversion price per share which is 70% of the average of the closing bid prices of the Common Stock on the five trading days immediately preceding the dates on which the Notes were issued. A total of $750,000 in principal amount of Notes was issued on April 7, 1997 and the assumed conversion price of these Notes is $.8531 per share. A total of $300,000 in principal amount of Notes was issued on April 21, 1997 and the assumed conversion price of these Notes is $.63875 per share. The balance of $450,000 in principal amount of Notes was issued on April 30, 1997 and the assumed conversion price of these Notes is $.63 per share. The calculation of the number of Shares owned after the Offering assumes that all of the Shares offered hereby are sold.

                                                       Shares to be Sold in Offering(1)

                                                         Shares from       Shares from
                                    Shares Owned        Conversion of      Exercise of         Shares Owned
  Name of Selling Stockholder     Prior to Offering      Debentures          Warrants         After Offering
  ---------------------------     -----------------     -------------      -----------        --------------

Coutts & Co. AG, Zurich                   0                1,234,559        190,000(2)               0
The Endeavour Capital
Fund, S.A.                                0                  481,667         60,000(2)               0
FT Trading Company                        0                  325,460         40,000(2)               0
Cook & CIE S.A.                           0                   81,365         10,000(2)               0
Tamosuis & Partners                       0                        0         98,065(3)               0
H.J. Meyers & Co., Inc.                   0                        0         28,387(3)               0
Taurus Financial, Inc.                    0                        0         28,387(3)               0

(1) The actual number of Shares that can be sold in the Offering is subject to adjustment and could be materially  less or more than the estimated amount indicated  depending upon factors which cannot be predicted by the Company at this time,  including among other things, the market price of the Common Stock on the five trading days immediately preceding the date the Notes are converted and the principal amount of Notes actually converted.

                                                                -15-



(2)  Represents shares of Common Stock issuable pursuant to Investor Warrants,  each exercisable for Common Stock for two years from the date of issuance,  and issued in connection  with the sale of the Notes to each purchaser of a Note in an amount equal to a warrant to purchase one share of Common Stock for every $5.00 of principal of Notes purchased by such investor.

(3)  Represents shares of Common Stock issuable pursuant to Broker Warrants,  each exercisable for Common Stock at $.96875 per share for two years from the date of issuance, which Warrants were issued to the placement agent and its designees in connection with the sale of the Notes.

                              PLAN OF DISTRIBUTION

         Of the 2,577,890 Shares being registered herein for sale by the Selling Stockholders, (i) up to 2,123,051 Shares are issuable upon conversion of the Notes; (ii) 300,000 Shares are issuable upon exercise of the Investor Warrants; and (iii) 154,839 Shares are issuable upon exercise of the Broker Warrants. All Shares to be registered hereby are to be offered by certain security holders of the Company, and, other than the exercise price of the Warrants, the Company will receive no proceeds from the sale of Shares offered hereby.

         The Selling Stockholders may sell the Common Stock registered in connection with this Offering on the NASDAQ market system or otherwise. There will be no charges or commissions paid to the Company by the Selling Stockholders in connection with the issuance of the Shares. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders upon sale of the Common Stock offered hereby. The Company will pay the other expenses of this Offering. The Shares may be sold from time to time by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of NASDAQ; and (d) ordinary brokerage transactions. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including certain liabilities under the Act, or to contribute to payments which a Selling Stockholder may be required to make in respect thereof.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109. John A. Piccione, Esq., a partner at Sullivan & Worcester LLP holds options to purchase 50,000 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996, have been audited by Wolf & Company, P.C. independent auditors as set forth in their report thereon, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                              MATERIAL DEVELOPMENTS

Proposed Acquisition of Certain Operations from Browning Ferris Industries, Inc.

         On April 18, 1997, GreenMan Technologies, Inc. (the "Company") announced that it had signed a letter of intent with Browning Ferris Industries, Inc. ("BFI") of Houston, Texas to purchase all of the issued and outstanding stock of BFI's tire recycling subsidiaries located in Jackson, Georgia and Savage, Minnesota and to purchase certain tire processing related assets at BFI's Azusa, California facility (hereinafter the purchase of the stock and assets is referred to as the "Acquisition"). The letter of intent also granted the Company an exclusive option to purchase BFI's Ford Heights, Illinois tire recycling assets.

         Upon the closing of the Acquisition, of which there can be no assurance, the Company will pay BFI the sum of $4,850,000 in cash plus an amount equal to the accounts receivable and inventory as shown on the balance sheets of the three operations. The Company has already paid $100,000 to BFI as a good faith deposit against the purchase price and will pay an additional $550,000 upon signing of the definitive Purchase and Sale Agreement. The Closing, which is subject to legal and financial due diligence by the Company is expected to occur in June 1997.

Issuances of Common Stock Upon Conversion of Company's 7% Convertible Debentures

         In accordance with the terms of the 7% Convertible Subordinated Debentures (the "Debentures") issued by the Company in January 1997, the Company issued to certain holders of the Debentures in the period from March 26, 1997 to April 18, 1997 an aggregate of 1,249,809 shares of Common Stock in conversion of an aggregate of $825,000 in principal amount of the Debentures. As of April 30, 1997, the outstanding principal amount of Debentures totaled $700,000. The principal and accrued interest on the Debentures are convertible by the holder into shares of Common Stock at a conversion price per share equal to the lower of (a) the closing bid price of the Common Stock, as reported by NASDAQ, on the date of issuance of the Debentures, or (b) 70% of the Market Price of the Common Stock. As defined in the Debentures, the "Market Price" is the closing bid price of the Common Stock on the trading day immediately preceding the date on which such Debenture is converted into Common Stock, or the closing bid price in the over-the-counter market, or in the event the Common Stock is listed on a stock exchange, the Market Price shall be the average closing price on the exchange, as reported to the Wall Street Journal.

================================================================================

         No dealer, salesman or other person has been authorized to give any information or make any representation other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the specific securities to which it relates, or as offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful.


                     TABLE OF CONTENTS
                                                      Page

Available Information....................................2
Incorporation of Certain
  Documents by Reference.................................2
Prospectus Summary.......................................4
Risk Factors.............................................5
The Company.............................................14
Use of Proceeds.........................................14
Selling Stockholders....................................14
Plan of Distribution....................................16
Legal Matters...........................................16
Experts.................................................17
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities ..........................................17
Material Developments...................................17



                        2,577,890 Shares of Common Stock


                           GREENMAN TECHNOLOGIES, INC.



                                   PROSPECTUS


                                  May __, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the Common Stock to be registered are estimated (except for the Securities and Exchange Commission filing fee) below. All such expenses will be paid by the Registrant.


Registration Fee Under Securities Act               $     718.68
Blue Sky Fees and Expenses                              2,000.00
Legal Fees and Expenses                                10,000.00
Accounting Fees and Expenses                            4,000.00
Printing and Mailing Costs                              1,000.00
Miscellaneous Fees and Expenses                         2,000.00
                                                       ---------
            Total Expenses                          $  19,718.68


Item 15. Indemnification of Directors and Officers

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violation of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engagement in intentional misconduct or knowing violation of a law, payment of a dividend or approval of a stock repurchase which was deemed illegal or the obtaining of an improper personal benefit. The Company's Certificate of Incorporation provides the following language:

                  "NINTH. To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  TENTH. The Corporation  shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

                  Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article.

                  The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

                  The indemnification rights provided in this Article TENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other person serving the Corporation, and such rights may be equivalent to, or greater or less than, those set forth in this Article."

         Section 145 of the General Corporation Law of the State of Delaware generally provides that a corporation may indemnify any director, officer, employee or agent against expenses, judgements, fines and amounts paid in settlement in connection with any action against him by reason of his being or having been such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, if he is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless a court determines that he is nevertheless entitled to indemnification. If he is successful on the merits or otherwise in defending the action, the corporation must indemnify him against expenses actually and reasonably incurred by him. Article 5 of the Company's By-Laws provides indemnification as follows:

                  "Reference is made to Section 145 of and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons hereinafter called "Indemnitees", who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to made such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

Item 16. Exhibits

         The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

      Exhibit No.           Description

         3.1      Certificate  of  Incorporation,  as amended,  incorporated  by reference  to Exhibit  No. 3.1 of the  Company's  Registration
                  Statement on Form SB-2 [Reg.  No. 33- 86138] filed November 9,
                  1994.
         3.2      By-laws of Registrant incorporated by reference to Exhibit No.
                  3.2 of the Company's Registration Statement on Form SB-2 [Reg.
                  No. 33-86138] filed November 9, 1994.
         5*       Opinion of  Sullivan &  Worcester  LLP  regarding  legality of shares registered hereunder
         10.1     Form of Securities  Purchase Agreement between the Company and
                  Investors in the April Offering,  incorporated by reference to
                  Exhibit 10.1 of the Company's Current Report on Form 8-K filed
                  May 5, 1997
         10.2     Form of Registration  Rights Agreement between the Company and
                  Investors in the April Offering  incorporated  by reference to
                  Exhibit 10.2 of the Company's Current Report on Form 8-K filed
                  May 5, 1997
         10.3     Form of  Convertible  Note due October  1998  incorporated  by reference to Exhibit 10.3 of the Company's  Current  Report on
                  Form 8-K filed May 5, 1997
         10.4     Form  of  Common  Stock  Purchase   Warrant   incorporated  by
                  reference to Exhibit 10.4 of the Company's  Current  Report on
                  Form 8-K filed May 5, 1997
         23.1*    Consent  of  Wolf  &   Company,   P.C.,   independent   public
                  accountants
         23.2*    Consent of Sullivan & Worcester LLP (included in Exhibit 5)

Item 17. Undertakings

(a)      The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)
                           and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Shares being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

(c)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

                  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Lynnfield, Commonwealth of Massachusetts, on May 22, 1997.

                                        GREENMAN TECHNOLOGIES, INC.


                                        By: /s/ Maurice E. Needham
                                             Maurice E. Needham
                                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-3 relating to Common Shares has been signed below on May o, 1997 by the following persons in the capacities and on the dates indicated.


       Signature                                    Title                                  Date

/s/ Maurice E. Needham                     Chief Executive Officer and                    May 22, 1997
Maurice E. Needham                         Chairman of the Board of Directors

/s/ James F. Barker                        President and Director                         May 22, 1997
James F. Barker

/s/ Joseph E. Levangie                     Chief Financial Officer, Secretary             May 22, 1997
Joseph E. Levangie                         and Director

/s/ Lew F. Boyd                            Director                                       May 22, 1997
Lew F. Boyd
